 Exhibit 5.1

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

To:	Lloyds Bank plc

25 Gresham Street

London EC2V 7HN

14 August 2019

Our Ref	ND/VG

Lloyds Bank plc (the “Issuer”) U.S.$1,500,000,000 2.250% Senior Notes due 2022 (the “Notes”) issued pursuant to the post-effective amendment to the shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) on 31 July 2019 (the “Programme”), as supplemented by a prospectus supplement filed with the SEC in connection with the Programme on 7 August 2019

1	We have acted as English legal advisers to the Issuer in connection with the issue of the Notes and have taken instructions solely from the Issuer.

2	This opinion is limited to English law as applied by the English courts in effect on the date of this opinion. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, Scots law, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	all copy documents conform to the originals and all originals are genuine and complete

4.2	each signature is the genuine signature of the individual concerned

4.3	(except in the case of the Issuer) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party

4.4	(in the case of each party) all relevant documents have been or (in the case of the Notes) will be validly executed and delivered by the relevant party

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

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4.5	the meeting of the Board of Directors of the Issuer held on 28 November 2018 (in respect of which a certified extract of the Minutes has been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in the Minutes were validly passed and remain in full force and effect without modification and

4.6	each of the documents which is the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law.

5	References in this opinion to the “Notes” include the global certificates representing the Notes upon issue unless the context indicates otherwise.

6	Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraph 8 below and to any matters not disclosed to us, we are of the following opinion:

6.1	The Issuer has taken all necessary corporate action to authorise its execution, delivery and performance of the Notes and the Indenture and provided that each Note and the Indenture is executed and delivered as provided in the Minutes and power of attorney referred to in the Schedule hereto and the Articles of Association of the Issuer, the Issuer will have duly authorised, executed and delivered the Notes and the Indenture.

6.2	In so far as English law is concerned, the obligations assumed by the Issuer under the Notes are valid and binding obligations of the Issuer.

7	The term “binding” as used above means that the obligations assumed by the Issuer under the Notes are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	Enforcement may be limited by (a) bankruptcy, insolvency, liquidation and moratorium laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

7.2	Enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

7.3	Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

8	This opinion is subject to the following:

8.1	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

8.2	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

8.3	This opinion is subject to the provisions of the Banking Act 2009 and any secondary legislation, instruments and orders made, or which may be made, under it.

9	This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations, consents and opinions referred to in the Schedule

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to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion, including any change occurring as a result of the United Kingdom withdrawing from the European Union without a formal withdrawal agreement.

10	This opinion is addressed to you solely for your benefit in connection with the issue of the Notes, save as provided below. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

11	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Issuer on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

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SCHEDULE

1	A certified copy of the Articles of Association of the Issuer.

2	Extract of the minutes of a meeting of the Board of Directors of the Issuer held on 28 November 2018 (the “Minutes”).

3	Power of attorney for the Issuer in respect of the Programme dated 12 December 2018.

4	Senior Debt Securities Indenture dated 14 August 2019 (the “Senior Indenture”) between the Issuer and the Bank of New York Mellon (the “Trustee”) constituting the Notes.

5	First Supplemental Indenture dated 14 August 2019 between the Issuer and the Trustee (the “First Supplemental Indenture” and together with the Senior Indenture, the “Indenture”).

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